EXHIBIT 99.1
CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent to the reference to our name and the description of our role in the valuation process of any properties owned by Sila Realty Trust, Inc. and its subsidiaries (collectively, the “Company”) referred to in the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on March 16, 2023 and incorporated by reference in the Company’s Registration Statement on Form S-3 (SEC File No. 333-235469).
In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

March 16, 2023	/s/ James Farrer
James Farrer, MAI Senior Managing Director Cushman & Wakefield of Pennsylvania, LLC